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                                                                       Exhibit A

                              [HANOVER DIRECT LOGO]


CONTACT:          Hanover Direct, Inc                              The MWW Group
                  Edward M. Lambert                               Rich Tauberman
                  E.V.P & Chief Financial Officer            Tel: (201) 507-9500
                  Tel: (201) 272-3325

                      Hanover Direct Announces Integration
                of Domestications and The Company Store Divisions

EDGEWATER, NJ, October 3, 2002 - In another step in its strategy of focusing on its "Home Core" businesses, Hanover Direct, Inc. announced the integration of its Domestications and The Company Store divisions. "This action will help further strengthen the financial performance of two solid brands," stated Thomas
C. Shull, Chairman, President and Chief Executive Officer of Hanover Direct. "John DiFrancesco's leadership of The Company Store helped the Division realize EBITDA growth of $5 million for the first six months of 2002 versus 2001 while Farley Nachemin's turnaround of Domestications yielded a $3.7 million improvement in EBITDA for the first half of 2002 over the prior year period". Hanover Direct announced that John DiFrancesco will lead the combined divisions as President, The Company Store Group. Farley Nachemin has been appointed Chief Merchandising Officer, The Company Store Group and President, Domestications and will report to Mr. DiFrancesco. "John and Farley will continue as a great team," said Mr. Shull, "and I look forward to the results of their combined leadership of the integrated divisions."

The Company Store offers high quality proprietary design home furnishings merchandise through its web site and catalog. Domestications offers a broad assortment of value priced proprietary and branded home furnishings merchandise also through its web site and catalog. "Our new division will be better able to satisfy a wide range of customer needs through a variety of styles and price points, all with the highest quality," said Mr. DiFrancesco. "The combination of the Domestications and The Company Store brands along with our top-end Scandia brand offers a compelling business concept, and provides us greater combined strength to further our proprietary product development efforts."

As part of this integration, Hanover Direct will implement the previously announced transition of the fulfillment operations from the leased Kindig Lane distribution facility in Hanover, Pennsylvania to its own facility in Roanoke, Virginia. Hanover Direct will be taking a $2.4 million special charge in FY2002, related to the discontinuation of fulfillment activities at the Kindig Lane facility and the elimination of approximately 50 FTE positions in operations and administration resulting from the integration.

About Hanover Direct, Inc.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.